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DataMirror Corporation	DataMirror Corporation	617-585-2780
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DataMirror Experts Examine Auditing Requirements
Critical to Sarbanes-Oxley Compliance

Webinar Offers Advice and Strategies for Addressing Regulation’s Real-time Disclosure Criteria

MARKHAM, CANADA – (April 5th, 2004) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, today announced an upcoming Webinar designed to provide customers with the insight and strategies necessary to tackle Sarbanes-Oxley Act (SOX) compliance. On Wednesday, April 7th at 1:00 PM EST, DataMirror experts will explore real-time disclosure requirements and the broader IT challenges and opportunities that expand the scope of enterprise compliance initiatives.

As companies begin to spend valuable IT dollars on compliance ─ AMR Research estimated in an AMR Research Alert, December 8, 2003, that Sarbanes-Oxley compliance spending will exceed $5.5B in 2004 ─ both IT administrators and business managers are seeking tools that not only address specific governance criteria but also contribute to long-term efforts in creating an integrated, agile organization. According to The AMR Research Alert, March 8, 2004 by John Hagerty, Vice President, Research “With such intense focus on short-term compliance, companies sometimes miss the real long-range objective: a better managed and optimally performing organization.”

To achieve this end, customers are increasingly turning to DataMirror’s LiveBusiness™ software solutions as a key component of their comprehensive data integration, protection and monitoring plans to better manage and protect data stored in various systems and applications.

DataMirror LiveAudit™ software, part of the LiveBusiness product family, enables customers to monitor all adds, updates, and deletes made to corporate information at the database level, and record these changes in a chronological event log, allowing CEOs and CFOs to provide sufficient audit trail evidence to stakeholders and auditors. By allowing customers to track all activities that take place within enterprise systems, organizations can achieve an added degree of system security – a core requirement for SOX compliance.

“As customers embark on compliance initiatives, a real need is emerging for technology solutions that solve today’s governance requirements but also prepare information systems for future regulations,” says Nigel Stokes, CEO, DataMirror. “Capitalizing on solutions that provide real-time visibility into both financial and operational data, such as data integration and auditing technologies, will create an environment that can respond to regulatory challenges while driving business performance and supporting the needs of customers, partners and employees.”

Highlighting the key features of LiveAudit, DataMirror’s Webinar will present timely strategies for tackling compliance requirements.  According to Hagerty in the AMR Research Alert, March 8, 2004, enterprises should “build out an architecture for repeatability and reuse…. this will reduce expense over time and give the company a nimble platform for managing governance, risk, compliance, and performance in an integrated way.”

For more information or to register for DataMirror’s Webinar, “Auditing your Data for SOX-Compliant ‘Real-time Disclosure,’” please visit http://www.datamirror.com/events/webinars/soxwebinar.aspx

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC ), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now ™ by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, LiveAudit andThe experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.